Exhibit 99.3

Consent of Person About to Become a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of Spieth Newco, Inc. (“Newco”), and all amendments thereto (the “Registration Statement”), as a person about to become a director of Newco upon completion of the mergers and the other transactions described in the Registration Statement, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ David D. Dunlap
David D. Dunlap

February 12, 2020